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                    ASSET PURCHASE AGREEMENT



     THIS AGREEMENT is made as of this 19th day of October, 1995, by and among METRO CAPITAL CORPORATION, a Wyoming corporation (the "Purchaser"), and KARLTON TERRY OIL COMPANY, a Colorado corporation ("KTOC"), KARLTON TERRY and JUBAL TERRY (the "Shareholders.") (KTOC and the Shareholders are referred to herein collectively as the "Sellers").

     WHEREAS, the Sellers are willing to sell, and the Purchaser is willing to purchase, certain of the assets, and assume certain of the liabilities, of the Sellers on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                           ARTICLE 1

                PURCHASE AND SALE OF THE ASSETS

     1.1 PURCHASE AND SALE OF THE ASSETS. At the Closing (as hereinafter defined), subject to the terms and conditions stated herein, the Sellers agree to sell, assign, convey and transfer to the Purchaser, and the Purchaser agrees to purchase from the Sellers, the following described interests (the "Assets"):

          (a) The undivided interests described in Exhibit A hereto in and to the entire estates created by the leases, licenses, permits and other agreements described in Exhibit A (the "Leases"), insofar as the Leases cover and relate to the land described in Exhibit A (the "Land"), together with identical undivided interests in and to all the property and rights incident thereto, including all rights in, to and under all agreements, product purchase and sale contracts, leases, permits, rights-of-way, easements, licenses, farmouts, options and orders in any way relating thereto;

          (b) Identical undivided interests in and to all of the personal property, fixtures and improvements now or as of the Effective Time (as defined in Section 1.2 below) on the Land, appurtenant thereto or used or obtained in connection therewith or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto and all other appurtenances there unto belonging;

          (c) All files, books, records and engineering and geological data related to the foregoing; and

          (d) Those options (the "Asset Options") described in Exhibit A to acquire interests in the Leases and Land.

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     1.2  EFFECTIVE TIME.  The purchase and sale of the Assets shall  be effective for all purposes as of November 1, 1995 at 7:00 A.M., local time (the "Effective Time"), said time to be determined for each locality described in Exhibit A in accordance with the time generally observed in said locality.

     1.3 PURCHASE PRICE; ALLOCATION COVENANTS. In full consideration for the purchase of the Assets, the Purchaser will issue to the Sellers, in the respective percentages to be specified by Sellers to Purchaser prior to Closing, 7,717,820 shares of restricted Class B Common Stock of the Purchaser (the "Class B Common Stock"), having the attributes set forth in Section 1.5, which when issued will be validly issued, fully paid and nonassessable shares of Class B Common Stock. At Closing, such 7,717,820 shares of Class B Common Stock shall represent 80% of the issued and outstanding securities of the Purchaser after giving effect to the issuances of certain of the securities described on Schedule 10.19. The Purchaser and the Sellers each covenants with the other that it will promptly give written notice to the other of any inquiry or challenge of such allocation by any federal, state or local tax
authority.   It is the intention of the parties, and a condition precedent to the obligation of the Sellers to complete the transaction contemplated hereby, that such transaction qualify as a nontaxable event pursuant to
Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

     1.4 PURCHASER SUBSIDIARY. Prior to the Closing, the Purchaser will transfer (and Sellers agree to such transfer) to Bishop Cable Communications Corporation, its wholly-owned Wyoming subsidiary (the "Subsidiary") all of its assets (the "Purchaser Excluded Assets") except for (i) the amount of cash and marketable securities in excess of $1.2 million, which amount in any event shall be at least $700,000; and, (ii) its working interest in, and its operating agreement with respect to, the property known as Twenty Mile Hill, which is held by Metro Minerals Corporation, a wholly-owned subsidiary of Purchaser (a copy of the legal description of which is hereto attached as Exhibit B). All economic credit for any net operating loss of the Purchaser calculated as of September 30, 1995, shall be given to the Subsidiary, and the Subsidiary shall have no obligation whatsoever for payment of any consolidated tax liability until such time as the separate taxable income of the Subsidiary exceeds the aforementioned net operating loss, which as of June 30, 1995, was approximately $830,000. In the event Closing occurs after November 30, 1995, then the net operating loss shall be calculated as of the end of the calendar month preceding the month in which Closing occurs. After the Closing, the Subsidiary shall loan the Purchaser, upon its request, amounts up to $18,000 as are necessary to pay debt service on that portion of the Assets known as the Lake Hatch properties, which loans shall be made for a period of up to 90 days on a fully secured basis with simple interest at the annual rate of 10% and pursuant to other commercially reasonable terms and conditions to be agreed upon by the parties. Such loan shall be repaid as the first priority out of proceeds of a private placement of Purchaser's securities but in any event shall be repaid within 90 days after the making of such loan.

     The Common Stock of the Subsidiary shall be distributed to the holders of the Purchaser's Common Stock as soon as practicable and, if so qualified, on a non-taxable basis. In any event, and regardless of tax consequences, the parties intend, and Purchaser shall cause, such distribution to occur not later than 36 months from the Closing. The Subsidiary shall be operated autonomously

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by the current management of the Purchaser, but in no event for more than five years, pursuant to the terms of an operating agreement (the "Operating Agreement") and management agreement (the "Management Agreement") to be entered into with the Purchaser and its management. Copies of the Operating Agreement and the Management Agreement are attached hereto as Exhibits C and D, respectively. Such compensation shall be self funded by the Subsidiary and not the Purchaser. The Operating Agreement and the Management Agreement shall be ratified by the Purchaser immediately after the Closing Date. The Subsidiary shall assume, and shall indemnify and hold harmless Sellers and Purchaser from, any and all liabilities, costs, claims and assessments related to the Purchaser Excluded Assets.

     1.5 CLASS B COMMON STOCK. The Class B Common Stock shall have all of the rights of the currently issued and outstanding shares of the Purchaser's Common Stock, except that (i) the Class B Common Stock shall not be entitled to participate in any distribution of shares or assets of the Subsidiary and
(ii) each share of Class B Common Stock shall be entitled to 1.6 votes on all issues presented for vote by the shareholders. The rights and restrictions of the Class B Common Stock shall be set forth in the materials submitted to the shareholders of Purchaser pursuant to Section 5.4, which materials must be acceptable to Sellers, in their reasonable discretion. The Class B Common Stock shall be fully convertible on a one-for-one share basis into the Purchaser's Common Stock commencing 36 months from the Closing Date. Commencing 30 months from the Closing Date, the Class B Common Stock shall be convertible on a one to one share basis, provided that the number of shares so converted until the date 36 months after the Closing Date shall be limited to that number of shares of Common Stock of the Purchaser that may be sold by an affiliate pursuant to the volume limitation provisions of Rule 144 promulgated under the Securities Act of 1933, as amended. Up to 500,000 shares of Class B Common Stock may be converted into the Purchaser's Common Stock to the extent used by the Sellers to exercise the Asset Options. Such shares of the Purchaser's Class B Common Stock will be subject to demand registration rights commencing six months from the date of conversion, which registration rights will include one demand registration right and other terms and conditions as are agreed to by the parties.

     1.6 PERFORMANCE PROVISION. Prior to Closing, Purchaser shall grant an option (the "Option") in a form mutually acceptable to the parties to issue 800,000 shares of the Purchaser's Common Stock (the "Option Shares"), the terms of which shall be as follows:

          (i) Exercisability- The Option shall become exercisable commencing 36 months from the Closing in the event that one of the following events has not occurred by such time: (a) realization of a minimum of $16.5 Million of Proved and Probable Reserves; or, (b) the average bid price for the Purchaser's Common Stock shall have been at least $4.00 for two periods of twenty consecutive trading days; or (c) cash flow (gross revenues from oil and gas production less expenses directly charged against such production) for the Purchaser shall have been greater than $2,000,000 for any fiscal year.

          (ii) Optionees- The Options shall be distributed PRO RATA to the then current holders of the Purchaser's Common Stock.

          (iii) Term- The Option shall be exercisable for a period of 120 days.

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          (iv) Exercise Price- The Option shall be exercisable at a per share price of $0.10.

          (v) Registration Rights- All shares issued upon exercise of the Option shall be registered with the SEC as soon as is practicable, but in no event later than nine months after the end of the Option Term.

     1.7 CLOSING OF THE PURCHASE. The closing of the purchase and sale provided for herein (the "Closing") shall take place at the offices of Brenman Key & Bromberg, P.C., 1775 Sherman Street, Suite 1001, Denver Colorado, or at such other location as the parties may agree, on or before November 17, 1995, or as soon as practicable thereafter in the event additional time is necessary to comply with applicable requirements of the SEC with respect to the Proxy Materials to be issued by the Purchaser as provided under Section 5.4 hereof, which date may be extended by ten days by the mutual agreement of the parties (the "Closing Date"). In no event shall the Closing Date be later than January 1, 1996, provided that the party responsible for any delay after November 17 shall reimburse the other party for all reasonable out of pocket expenses incurred by the other party.

                                  ARTICLE 2

                      REPRESENTATIONS OF THE SELLERS

     As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, and with the knowledge that the Purchaser will rely thereon, the Sellers represent and warrant to the Purchaser as follows, which representations shall be true, both as of the date hereof and as of the Closing Date.

     2.1 DUE INCORPORATION AND QUALIFICATION. KTOC is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has the corporate power and lawful authority to carry on its business as now being conducted. KTOC is duly qualified or otherwise authorized as a foreign corporation to transact business in every jurisdiction in which: (a) the nature of the business conducted or the character or location of the properties owned by it makes such qualification necessary; and (b) failure to so qualify might impair title to properties or the right to enforce contracts against others, result in exposure to liability in such jurisdictions or have an adverse effect on the assets or business of KTOC.

     2.2 STOCK OWNERSHIP. The Shareholders own all of the issued capital stock of KTOC. There are no outstanding rights to acquire any of the capital stock of KTOC either from KTOC or the Shareholders.

     2.3  TITLE TO ASSETS. Except for Permitted Encumbrances (as defined in
Schedule 2.3) and those other matters listed in SCHEDULE 2.3, the Sellers have good and defensible title to the Assets subject to no encumbrance, lien, charge, option, right of first refusal, or other restriction of any kind or character.

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     2.4  AUTHORITY AND CONSENTS. KTOC and Shareholders each have full power and authority to execute and deliver this Agreement and the other agreements required to be executed and delivered hereunder (this Agreement and such other agreements being hereinafter referred to as the "Closing Documents") and to carry out the transactions contemplated hereby and KTOC has taken all requisite corporate action to authorize the execution, delivery and performance of the Closing Documents. The Sellers are not subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character that is not typical of similarly situated oil and gas entities and that materially, adversely affect the business, operation or condition of any Seller or the Assets or would prevent consummation of the transactions contemplated by this Agreement. The Closing Documents are valid and binding agreements of the Sellers enforceable in accordance with the terms thereof. No consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority or any consent, authorization or approval of any other third party is required to enable KTOC or the Shareholders to enter into and perform their respective obligations under the Closing Documents, and neither the execution and delivery of the Closing Documents nor the consummation of the transactions contemplated thereby will:

          (a) Be in violation of the Certificate of Incorporation or Bylaws of KTOC or constitute a breach of any evidence of indebtedness or agreement to which KTOC or the Shareholders is a party;

          (b) Cause a default under any mortgage or deed of trust or other lien, charge or encumbrance to which any of the Assets are subject or under any material contract to which any of the Sellers is a party, or permit the termination of any such contract by another person;

          (c) Result in the creation or imposition of any security interest, lien, charge or other encumbrance upon the Assets under any agreement or commitment to which any of the Sellers is bound;

          (d) Accelerate, or constitute an event entitling, or which would, upon notice or lapse of time or both, entitle the holder of any indebtedness to accelerate the maturity of any such indebtedness;

          (e) Conflict with or result in the breach of any writ, injunction or decree of any court or governmental instrumentality;

          (f) Violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to the Assets; or

          (g) Violate or cause any revocation of or limitation on any Permit (as hereinafter defined in Section 2.9).

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     2.5  FINANCIAL STATEMENTS. Audited statement of assets and liabilities of KTOC Contributed Properties as at December 31, 1994 and audited statement of direct revenues and expenses for the two years then ended (hereinafter, the "KTOC Audited Financial Statements") and an unaudited statement of assets and liabilities of KTOC Contributed Properties as at June 30, 1995 and unaudited statements of direct revenues and expenses for the six months ended June 30, 1995 and 1994 (hereinafter, the "KTOC Unaudited Financial Statements") will be provided to Purchaser within 10 days after the date hereof. The KTOC Audited and KTOC Unaudited Financial Statements are referred to hereinafter collectively as the KTOC Financial Statements. The KTOC Financial Statements will be complete and accurate in all material respects. The KTOC Audited Financial Statements, including the footnotes thereto, will be prepared in accordance with generally accepted accounting principles ("GAAP") and will present fairly the assets and liabilities of KTOC Contributed Properties as of the dates thereof and their direct revenues and expenses for the periods indicated. The KTOC Audited Financial Statements shall have been (i) audited by KTOC's independent certified public accountants in accordance with generally accepted auditing standards and
(ii) based upon information prepared in accordance with customary industry standards and practices.

     2.6 TAX MATTERS. The Sellers have paid all federal, state, county, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, whether or not measured in whole or in part by net income (individually, a "Tax" and collectively, the "Taxes") required to be paid by them through the date hereof, and all deficiencies or other additions to any Tax, interest and penalties owed by them in connection with any Tax.

     2.7  NO TAX LIENS. None of the Assets is subject to any lien pursuant to
Section 6321 of the Code for nonpayment of federal taxes, or any lien in favor of any state under any comparable provision of state law, under which transferee liability might be imposed upon the Purchaser under Section 6323 of the Code or any comparable provision of state or local law.

     2.8 COMPLIANCE WITH LAWS; PERMITS. The Sellers are not in violation of any applicable order, judgment, injunction, award or decree relating to their businesses. To the Sellers' knowledge, the Sellers are not in violation of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to the Assets, the violation of which would have a material, adverse effect on the Assets. The Sellers hold all licenses, permits, orders and approvals of any federal, state or local governmental or regulatory bodies (collectively, "Permits") that are material to or necessary for the conduct of their businesses as now conducted. All Permits are in full force and effect and no proceeding to revoke or limit any of such Permits is pending or, to the knowledge of the Sellers, threatened.

     2.9 LITIGATION. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Assets. Except as set forth in SCHEDULE 2.9, there are no actions or suits against the Sellers or, to the knowledge of the Sellers, claims or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the knowledge of the Sellers,

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threatened against or involving the Assets. Responsibility for any litigation involving the Assets pending prior to the Closing, including without limitation, the matters set forth on SCHEDULE 2.9 and the satisfaction of judgments (including related costs and fees) shall remain with the Sellers.

     2.10 CONTRACTS AND OTHER AGREEMENTS. With respect to each material contract under which any of the Sellers are obligated, neither the Sellers nor any other party to each such contract is in default nor has any default been asserted by any party, and there has not occurred any event which, with the passage of time or giving of notice, or both, would constitute such default or permit termination, modification or acceleration of such contract.

     2.11 LEASES. With respect to each Lease, neither the Sellers nor any other party to each such Lease is in default nor has any default been asserted by any party, and there has not occurred any event which, with the passage of time or giving of notice, or both, would constitute such default or permit termination, modification or acceleration of the Lease.

     2.12 LIABILITIES. Except as otherwise set forth in this Agreement or any Schedule hereto, the Sellers have no direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, asserted or unasserted, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise which has of could have a material adverse effect on the Assets.

     2.13 RELATIONSHIPS. No officer or director of KTOC possesses, directly or indirectly, any financial interest in, or is a director, officer, stockholder or employee of, any corporation, firm, association or business organization that is a manufacturer for, or client, supplier, customer, lessor, lessee, or competitor or potential competitor of, KTOC.

     2.14 DISCLOSURE. Neither this Agreement nor any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document, report or statement in writing that has been supplied by or on behalf of the Sellers or by any of KTOC's directors or officers in connection with the transactions contemplated hereby contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact or circumstance known to the Sellers that materially and adversely affects or that may materially and adversely affect the Assets, which has not been set forth in this Agreement, the Schedules, Exhibits, certificates or statements furnished in writing to the Purchaser in connection with the transactions contemplated by this Agreement.

     2.15 BROKER'S OR FINDER'S FEES. Except as provided on Schedule 2.15 attached hereto, no agent, broker, person or firm acting on behalf of any of the Sellers is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

     2.16 INSURANCE. The Sellers maintain those insurance policies set forth on Schedule 2.16.

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                                  ARTICLE 3

                     REPRESENTATIONS OF THE PURCHASER

     As an inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, and with the knowledge that the Sellers will rely thereon, the Purchaser represents and warrants to the Sellers the following (both as of the date hereof and as of the Closing Date):

     3.1 DUE INCORPORATION AND QUALIFICATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming, and has the corporate power and lawful authority to carry on its business as now being conducted.

     3.2 CERTIFICATE OF INCORPORATION, BYLAWS AND MINUTES; CAPITAL STRUCTURE. The Purchaser has heretofore delivered to the Sellers true and complete copies of its and each of its Subsidiaries' Certificate of Incorporation (certified by the Secretary of State of Wyoming) and their Bylaws (certified by their corporate secretary) as in effect on the date hereof. As of the date hereof, the authorized capital stock of Purchaser consists of 6,000,000 shares of common stock and 3,000,000 shares of preferred stock, of which 1,649,455 shares of common stock and no shares of preferred stock are validly issued and outstanding, and are fully paid and nonassessable. As of the date hereof and immediately after the Closing, except as set forth on Schedule 10.19, (A) Purchaser is not and will not be a party to or be bound by any contract, agreement or arrangement to issue or sell any capital stock or any other security convertible into any capital stock or other security of Purchaser (other than pursuant to this Agreement)
(B) there will not be any outstanding preemptive rights, rights of first refusal, options, warrants or other rights to subscribe for or purchase or contracts, agreements, or arrangements with respect to any capital stock or other security of Purchaser authorized or not or any other security convertible into any capital stock or any other security authorized or not of Purchaser, and (C) Purchaser shall have no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein, or to pay any dividend or make any other distribution in respect thereof. All of the issued and outstanding shares of capital stock of Purchaser have been offered, issued and sold by Purchaser in compliance with applicable federal and state securities laws. Except for stock issued pursuant to outstanding options, no additional shares of Purchaser's capital stock will be issued between the date hereof and the Closing Date without the prior written consent of Sellers.

     3.3 AUTHORITY OF THE PURCHASER. The Purchaser has full power and authority to execute and deliver this Agreement and the Closing Documents and to carry out the transactions contemplated hereby. The Purchaser is not subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character that is not typical of similar situated entities and that materially, adversely affect the business, operation or condition of Purchaser or would prevent consummation of the transactions contemplated by this Agreement. The Closing Documents are valid and binding agreements of the Purchaser, enforceable in accordance with their terms. No consent, authorization or approval of, or declaration, filing or registration with, any

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governmental or regulatory authority or any consent, authorization or approval of any other third party is necessary in order to enable the Purchaser to enter into and perform its obligations under the Closing Documents, and neither the execution and delivery of the Closing Documents nor the consummation of the transactions contemplated thereby will:

          (a) Be in violation of its Certificate of Incorporation or Bylaws or constitute a breach of any evidence of indebtedness or agreement to which it is a party;

          (b) Cause a default under any mortgage or deed of trust or other lien, charge or encumbrance to which any of its property is subject or under any contract to which it is a party, or permit the termination of any such contract by another person;

          (c) Result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of its property or assets under any agreement or commitment to which it is bound;

          (d) Accelerate, or constitute an event entitling, or which would, upon notice or lapse of time or both, entitle the holder of any indebtedness to accelerate the maturity of any such indebtedness;

          (e) Conflict with or result in the breach of any writ, injunction or decree of any court or governmental instrumentality;

          (f) Violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to it; or

          (g)  Violate or cause any revocation of or limitation on any permit.

     3.4 COMPLIANCE WITH LAWS. The Purchaser is not in violation of any applicable order, judgment, injunction, award or decree.

     3.5 RESTRICTIVE DOCUMENTS. The Purchaser is not subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which adversely affects the business practices, operations or condition of the Purchaser or any of its assets, or which would prevent consummation of the transactions contemplated by this Agreement.

     3.6 THE CLASS B COMMON STOCK. The Class B Common Stock to be issued to the Sellers in accordance with Section 1.5, will be validly issued, fully paid, non-assessable shares of Class B Common Stock.

     3.7 DISCLOSURE. Neither this Agreement nor any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing that has been supplied by or on behalf of the Purchaser in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact necessary

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in order to make the statements contained herein or therein not misleading.
There is no fact or circumstance known to the Purchaser that materially and adversely affects or that may materially and adversely affect the Purchaser, which has not been set forth in this Agreement, the Schedules, Exhibits, certificates or statements furnished in writing to the Sellers in connection with the transactions contemplated by this Agreement.

     3.8 FINANCIAL STATEMENTS. Purchaser has provided Sellers with the audited balance sheets of Purchaser and all of its subsidiaries as at March 31, 1994 and 1995 and audited statements of operations and cash flows for the two years then ended (hereinafter, the "Purchaser Audited Financial Statements") and an unaudited balance sheet of Purchaser as at June 30, 1995 and unaudited statements of operations and cash flows for the three months then ended (hereinafter, the "Purchaser Unaudited Financial Statements.") The Purchaser Audited and Unaudited Financial Statements are referred to hereinafter collectively as the Purchaser Financial Statements. The Purchaser Financial Statements are complete and accurate in all material respects. The Purchaser Audited Financial Statements, including the footnotes thereto, have been prepared in accordance with GAAP and present fairly the financial position of Purchaser at the dates thereof and the results of its operations and cash flows for the periods indicated. The Purchaser Audited Financial Statements have been audited by Purchaser's independent certified public accountants in accordance with generally accepted auditing standards.

     3.9 TAX MATTERS. The Purchaser has paid all federal, state, county, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, whether or not measured in whole or in part by net income (individually, a "Tax" and collectively, the "Taxes") required to be paid by it through the date hereof, and all deficiencies or other additions to any Tax, interest and penalties owed by them in connection with any Tax.

     3.10 NO TAX LIENS. None of the assets of Purchaser is subject to any lien in favor of the United States pursuant to Section 6321 of the Code for nonpayment of federal taxes, or any lien in favor of any state under any comparable provision of state law, under which transferee liability might be imposed upon the Purchaser under Section 6323 of the Code or any comparable provision of state or local law.

     3.11 COMPLIANCE WITH LAWS; PERMITS. The Purchaser is not in violation of any applicable order, judgment, injunction, award or decree relating to its businesses. To the Purchaser's knowledge, the Purchasers are not in violation of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to its assets, the violation of which would have a material, adverse effect on such assets. The Purchaser holds all permits that are material to or necessary for the conduct of its businesses as now conducted. All Permits are in full force and effect and no proceeding to revoke or limit any of such Permits is pending or, to the knowledge of the Purchaser, threatened.

     3.12 LITIGATION. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving Purchaser or its assets. There are no actions or suits against the Purchaser or, to the knowledge of the Purchaser, claims or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the knowledge of the Purchaser, threatened against or involving its assets. Responsibility for any litigation involving the Purchaser Excluded Assets pending prior to the Closing and the satisfaction of judgments (including related costs and fees) shall remain with the Purchaser.

     3.13 CONTRACTS AND OTHER AGREEMENTS. With respect to each material contract under which the Purchaser is obligated, neither the Purchaser nor any other party to each such contract is in default nor has any default been asserted by any party, and there has not occurred any event which, with the passage of time or giving of notice, or both, would constitute such default or permit termination, modification or acceleration of such contract.

     3.14 LIABILITIES. Except as otherwise set forth in this Agreement or any Schedule hereto, neither the Purchaser nor its wholly-owned subsidiary, Metro Minerals Corporation, has any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, asserted or unasserted, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise which has of could have a material adverse effect on either of such entity's business or its assets.

     3.15 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of the Purchaser is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

     3.16 INDEPENDENT INVESTIGATION. Purchaser acknowledges that it has conducted its independent review and analysis of the Assets and has not relied upon Sellers or any representation of Sellers, other than as explicitly set forth in this Agreement, concerning the amount or value of reserves attributable to the Assets or the condition of any property included in the Assets.

     3.17 SUBSIDIARIES. There are no subsidiaries of Purchaser other than as described in its most recent form 10-K filed with the Securities and Exchange Commission.

                                  ARTICLE 4

                     TITLE PROCEDURES AND OTHER MATTERS

     4.1 TITLE PROCEDURES. If any of the information or material supplied by Sellers to Purchaser pursuant to this Agreement or any other information or data reflects the existence of any encumbrance, encroachment, defect in or objection to title, other than those set forth in the Schedules attached hereto, that render title to the Assets or any portion thereof less than good and defensible (collectively, "Title Defects"), written notice of the Title Defects shall be given to Sellers at least 15 days before the scheduled Closing Date. If Title Defects shall be so specified, Sellers shall use their reasonable efforts to cure or remove the Title Defects at the expense of Sellers. If the Title Defects are not cured or removed at or prior to the Closing, Purchaser may elect in writing to:

          (a) Grant a further period or periods of time (up to an additional 30 days) within which Sellers may cure or remove the Title Defects;

          (b) Terminate this Agreement; or

          (c) Proceed with the Closing, provided, however, that completion of the Closing shall operate as a waiver by Purchaser of any Title Defects.

     4.2 ENGINEERING AND ACCOUNTING MATTERS. Purchaser shall have 10 days from the date on which Sellers have completed and delivered to Purchaser Sellers' accounting and engineering audits and reports (collectively the "Reports") in which to review the Reports and provide Sellers with notice of any alleged deficiencies (the "Deficiencies") therein. If any Deficiencies are so specified, Sellers shall have the option, at their expense, to remedy such Deficiencies. If the deficiencies are not remedied to Purchaser's reasonable satisfaction within 30 days after the date hereof, then Purchaser may elect to terminate this Agreement by providing written notice of such election to Sellers.

     4.3 SELLERS' REVIEW OF PURCHASER'S CORPORATE RECORDS. For a period of two weeks following the date of this Agreement, Sellers shall have the right to review all records of Purchaser. If any of the information or material so reviewed reflects the existence of any liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility accrued, absolute, contingent or otherwise which has not been previously disclosed to Sellers, then Sellers may at their option provide Purchaser with a notice of such matter and Purchaser shall have ten days in which to cure or remove such matter. In the event that Purchaser is unable to cure or remove such matter, then Sellers may elect in writing to:

          (a) grant a further period or periods of time (up to an additional 30 days) within which Purchaser may cure or remove such matter;

          (b)  terminate this Agreement; or

          (c) proceed with the Closing, provided, however, that completion of the Closing shall operate as a waiver by Sellers of any such matter.

                                  ARTICLE 5

                COVENANTS TO BE PERFORMED PRIOR TO THE CLOSING

     The parties hereto covenant and agree that between the date hereof and the Closing Date:

     5.1 CONDUCT OF BUSINESS. The parties shall conduct their respective businesses in the ordinary course and in such a manner so that the representations and warranties contained in Articles 2 and 3 shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

     5.2 NOTICE OF EVENTS. Each party shall promptly notify the other party of (a) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement, or (b) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule, Exhibit or statement delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the ordinary course of business which would not render any of the representations, warranties or other agreements of the notifying party misleading.

     5.3 EXAMINATIONS AND INVESTIGATIONS. Prior to the Closing Date, each party shall be entitled, through its employees, agents, counsel, accountants and other representatives, and such party's lenders, to make such investigation of the assets, properties, business and operations of the other party's businesses, and such examination of the books, records and financial condition of the other party's businesses as the examining party wishes. If this Agreement terminates (a) each party shall keep confidential and shall not use in any manner any information or documents obtained from the other party, unless readily ascertainable from public or published information, or trade sources, or subsequently developed by the examining party, or received from a third party not under an obligation to the other party to keep such information confidential, and (b) any documents obtained from the other party shall be promptly returned to it. Without limiting the foregoing, Sellers agree to make available to Purchaser all title opinions, abstracts, status reports and other title data relating to the Assets.

     5.4 PURCHASER SHAREHOLDER MEETING. Prior to the Closing Date, the Board of Directors of the Purchaser shall prepare proxy materials (the "Proxy Materials") and give notice of and convene a special meeting of shareholders (the "Special Shareholders Meeting") for the purpose of: (1) approving this Agreement and the transactions contemplated hereby; (2) approving an amendment to the Purchaser's Articles of Incorporation (the "Articles of Amendment") to (a) change the Purchaser's name to American Rivers Oil Company, Inc.; (b) increase the number of authorized shares of the Purchaser's Common Stock and Preferred Stock and authorize shares of Class B Common Stock in amounts and containing terms so as to allow the consummation of the transactions contemplated hereby; and (3) approving an increase in the number of shares of the Purchaser's Common Stock covered by the Purchaser's 1992 Incentive Stock Option Plan to an amount equal to five percent of the issued and outstanding capital stock of Purchaser. All such actions and communications shall be taken and given in compliance with all laws, rules and regulations applicable to Purchaser.

     The Sellers shall cooperate with the Purchaser in the preparation and processing of the Proxy Materials in all reasonable respects as requested by the Purchaser and will furnish in writing to the Purchaser the information relating to the Sellers which is required to be set forth therein. Sellers shall pay one-half of Purchaser's reasonable expenses in printing and mailing the Proxy Materials. If at any time prior to the Closing, any event should occur relating to the Sellers which is required to be set forth in an amendment of or supplement to the Proxy Materials, such party shall promptly inform the Purchaser and shall furnish all necessary information with respect thereto to the Purchaser.

     Purchaser agrees to recommend to its shareholders that they approve all of the items specified above in this Section 5.4. Robert E. Thrailkill, John
A. Alsko and Robert J. Thrailkill join in this agreement for the purposes of agreeing to support and recommend such items to Purchaser's shareholders and agree to vote their stock in Purchaser in favor of such proposals.

     5.5 STAND-STILL AGREEMENT. From and after the date hereof and up to and including the Closing or the termination of this Agreement, the parties agree to conduct their respective businesses in the ordinary course and agree that during such period each shall have the exclusive right to negotiate with the other with respect to the Assets and stock that are the subject of this Agreement, and during such period each party agrees not to directly or through intermediaries solicit, entertain or otherwise discuss with any person or entity any offers to purchase or otherwise acquire any or all of the Assets or such stock. Should any party be in violation of this provision, that party shall be liable on an accountable basis to the other parties for their expense, including time of their personnel, reasonably incurred in connection with the negotiation and preparation of this Agreement, together with reasonable attorney fees for collection.

     5.6  PURCHASER'S EFFORTS TO CLOSE.

          (a) Purchaser shall use its best efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the purchase of the Assets and the transactions contemplated by this Agreement and to assure that as of the Closing Date it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

          (b) Purchaser shall cause all the representations and warranties of Purchaser contained in this Agreement to be true and correct on and as of the Closing Date. To the extent the conditions precedent to the obligations of Sellers are within the control of Purchaser, Purchaser shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Sellers are not within the control of Purchaser, Purchaser shall use its best efforts to cause such conditions to be satisfied on or prior to the Closing Date.

     5.7  SELLERS' EFFORTS TO CLOSE.

          (a) Sellers shall use their best efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the sale of the Assets and the transactions contemplated by this Agreement and to assure that as of the Closing Date they will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

          (b) Sellers shall cause all the representations and warranties of Sellers contained in this Agreement to be true and correct on and as of the Closing Date. To the extent the conditions precedent to the obligations of Purchaser are within the control of Sellers, Sellers shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Purchaser are not within the control of Sellers, Sellers shall use their best efforts to cause such conditions to be satisfied on or prior to the Closing Date.

                                  ARTICLE 6

       CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER TO CLOSE

     The obligation of the Purchaser to enter into and to complete the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Purchaser only in writing:

     6.1 REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS. The representations, warranties and other agreements of the Sellers contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Sellers shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. The Sellers shall have delivered to the Purchaser certificates, dated the Closing Date, to such effect.

     6.2 GOVERNMENTAL PERMITS AND APPROVALS. All permits and approvals from any governmental or regulatory body required for the lawful consummation of the transactions which are the subject of this Agreement shall have been obtained.

     6.3 THIRD PARTY CONSENTS. All consents, permits and approvals from parties to any contracts or other agreements with the Sellers that may be required in connection with the performance by the Sellers of their respective obligations under this Agreement or the continuance of such contracts or other agreements without material modification after the Closing Date shall have been obtained. The Purchaser also shall have received all required waivers or consents under any material debt instrument or other material agreement to which any of the Sellers is a party or by which any of them is bound.

     6.4 LITIGATION. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated by this Agreement or to seek damages or a discovery order in connection with such transactions, or that has or could reasonably be expected to have, in the opinion of the Purchaser, a materially adverse effect on the Assets.

     6.5 TRANSFER DOCUMENTS. The Purchaser shall have received assignments and such other instruments of sale, transfer, conveyance and assignment transferring all of the Assets from the Sellers.

     6.6 CERTIFICATES, ETC. OF KTOC. KTOC shall have delivered all certified resolutions, certificates, documents or instruments with respect to KTOC's authority and such other matters as the Purchaser's counsel may have reasonably requested prior to the Closing Date.

     6.7 ADEQUATE FINANCIAL STATEMENTS. The Sellers shall have supplied to the Purchaser the Financial Statements and pro forma financial statements adequate to comply with the requirements of Items 7(a) and 7(b) of Form 8-K under the Exchange Act and Section 10(a)(3) of the Securities Act and shall demonstrate an ability to supply other financial statements as such may become necessary to comply with the requirements of the Exchange Act.

     6.8 PURCHASER SHAREHOLDER APPROVAL. The Purchaser's Special Shareholders Meeting shall have been held and all matters listed in Section
5.4 shall have been approved.

     6.9 APPROVAL OF COUNSEL. All actions and proceedings hereunder and all documents and other papers to be delivered by the Sellers hereunder or in connection with the consummation or the transactions contemplated hereby, and all other related matters shall have been approved by counsel to Purchaser, as to their form.

     6.10 NO MATERIAL ADVERSE CHANGE. No material adverse change in the operation, condition, or value if the Assets shall have occurred since the date hereof.

     6.11 ASSET OPTIONS. The Asset Options shall have been duly exercised, which exercise may be achieved as provided in Section 10.21.

                                  ARTICLE 7

        CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLERS TO CLOSE

     The obligation of the Sellers to enter into and to complete the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Sellers only in writing:

     7.1 REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS. The representations, warranties and other agreements of the Purchaser contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Purchaser shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date, to such effect.

     7.2 GOVERNMENTAL PERMITS AND APPROVALS. All permits and approvals from any governmental or regulatory body required for the lawful consummation of the transactions which are the subject of this Agreement shall have been obtained.

     7.3 LITIGATION. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions, or that has or could reasonably be expected to have, in the opinion of the Sellers, a materially adverse effect on the assets, properties, businesses, operations or financial condition of the Purchaser.

     7.4 TAX TREATMENT. Sellers shall be satisfied, in their reasonable judgment, that the transaction contemplated hereby will qualify as a nontaxable event pursuant to Section 351 of the Code.

     7.5 OPERATING AND MANAGEMENT AGREEMENTS. The Purchaser and the Purchaser's Subsidiary shall have entered into the Operating and Management Agreements substantially in the forms attached as Exhibits C and D, and Sellers hereby approve of such agreements.

     7.6 PURCHASER'S SHAREHOLDER APPROVAL. The Purchaser's Special Meeting of Shareholders shall have been held and all matters listed in Section 5.4 shall have been approved.

     7.7 TRANSFER TO SUBSIDIARY. The Purchaser shall have transferred to the Subsidiary the Purchaser Excluded Assets as provided for in Section 1.4 hereof, and Sellers hereby approve of such transfer.

     7.8 CERTIFICATES, ETC. OF PURCHASER. Purchaser shall have delivered all certified resolutions, certificates, documents or instruments with respect to Purchaser's authority and such other matters as Seller's counsel may have reasonably requested prior to the Closing Date.

     7.9 APPROVAL OF COUNSEL. All actions and proceedings hereunder and all documents and other papers to be delivered by the Purchaser hereunder or in connection with the consummation or the transactions contemplated hereby, and all other related matters shall have been approved by counsel to Sellers, as to their form.

     7.10 NO MATERIAL ADVERSE CHANGE. There shall have occurred no material adverse change in the operation, value or condition of Purchaser.

                                  ARTICLE 8

                    ACTIONS TO BE TAKEN AT THE CLOSING

     The following actions shall be taken at the Closing, each of which shall be conditioned on completion of all the others and all of which shall be deemed to have taken place simultaneously:

     8.1 TRANSFER DOCUMENTS. The Sellers shall deliver duly executed transfer documents and/or instruments of assignment in accordance with
Section 6.5.

     8.2 THE CLASS B COMMON STOCK. The Purchaser shall deliver to the Sellers certificates representing the Class B Common Stock in accordance with the terms of Section 1.5. The Sellers shall deliver to the Purchaser executed investment letters.

     8.3 ITEMS RELATING TO LEGENDS. The Purchaser and Sellers shall take those actions described in Section 10.19 relating to resignations, opinion of counsel and instruction letter to transfer agent.

     8.4 OPERATING AND MANAGEMENT AGREEMENTS. The Purchaser shall deliver the executed Operating and Management Agreements

     8.5 CLOSING CERTIFICATES OF THE SELLERS. The Sellers shall deliver to the Purchaser closing certificates as required by Section 6.1, dated the Closing Date, in a form satisfactory to the Purchaser.

     8.6 CLOSING CERTIFICATE OF THE PURCHASER. The Purchaser shall deliver to the Sellers a closing certificate as required by Section 7.1, dated the Closing Date, in a form satisfactory to the Sellers.

     8.7 CERTIFICATE REGARDING RESOLUTIONS OF KTOC. KTOC shall deliver to the Purchaser copies of resolutions certified as required by Section 6.6.

     8.8 CERTIFICATE REGARDING RESOLUTIONS OF PURCHASER. Purchaser shall deliver to Sellers copies of resolutions certified as required by Section 7.8.

     8.9 OPINION OF SELLERS' COUNSEL. The Sellers shall deliver an opinion of their counsel in form and substance satisfactory to the Purchaser.

     8.10 OPINION OF PURCHASER'S COUNSEL. The Purchaser shall deliver an opinion of its counsel in form and substance satisfactory to the Sellers.

                                  ARTICLE 9

         SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of two years after the Closing Date with the exception of Sections 2.6 and 3.9, which shall survive for a period of time which is equal to the statute of limitations period applicable to the respective Tax liability being asserted.

     9.2 INDEMNITY AGREEMENTS OF THE SELLERS. The Sellers shall indemnify, defend, reimburse and hold harmless the Purchaser from and against any and all claims, demands, penalties, fines, liabilities, obligations, losses, settlements, damages, costs and expenses resulting from:

               (i) any inaccuracy in, or breach of, any representation and warranty or nonfulfillment of any covenant on the part of the Sellers contained in this Agreement, or

               (ii) any misrepresentation in or omission from or nonfulfillment of any covenant on the part of the Sellers contained in any other agreement, certificate or other instrument furnished or to be furnished to the Purchaser by the Sellers pursuant to this Agreement.

               (iii) all costs, expenses, claims and liabilities relating to the operation of the Assets for periods of time prior to the Closing Date;

               (iv) any of the matters set forth in SCHEDULE 2.9;

               (v) the violation or alleged violation by the Sellers of any Environmental Laws (as hereinafter defined), or any orders, requirements or demands of any governmental authorities related thereto, resulting from events or circumstances occurring on or before the Closing Date; and

               (vi) fees and disbursement of counsel incident to any of the foregoing.

     For purposes of this Agreement, "Environmental Laws" shall mean any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or requirements of any governmental authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including all requirements pertaining to reporting, licensing, permitting, investigation, removal or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials (as hereinafter defined), chemical substances, pollutants or contaminants or relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants or contaminants.

      For purposes of this Agreement, "Hazardous Materials" shall mean any substance (i) the presence of which requires investigation, removal or remediation under any federal, state or local statute, regulation, rule, ordinance, order, action, policy or common law, (ii) which is or becomes defined as a "hazardous substance," "hazardous material," "pollutant" or "contaminant" under any federal, state or local statute, regulation, rule or ordinance or any amendments thereto, and/or (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority.

       9.3 INDEMNITY AGREEMENT OF THE PURCHASER. The Purchaser shall indemnify, defend, reimburse and hold harmless the Sellers from and against any and all claims, demands, penalties, fines, liabilities, obligations, losses, settlements, damages, costs and expenses resulting from:

                 (i) any inaccuracy in, or breach of, any representation and warranty or nonfulfillment of any covenant on the part of the Purchaser contained in this Agreement;

                 (ii) the transfer or operation of the Purchaser Excluded
       Assets;

                 (iii) claims made by the holders of Purchaser's Common Stock related to the operation or management or any other issue regarding the Subsidiary; or

                 (iv) the violation or alleged violation by the Purchaser or Metro Minerals Corporation of any Environmental Laws, or any orders, requirements or demands of any governmental authorities related thereto, resulting from events or circumstances occurring on or before the Closing Date;

                 (v) any misrepresentation in or omission from or nonfulfillment of any covenant on the part of the Purchaser, contained in any other agreement, certificate or other instrument furnished or to be furnished to the Sellers by the Purchaser pursuant to this Agreement.

                 (vi) any liability specifically assumed by the Purchaser; and

                 (vii) fees and disbursement of counsel incident to any of the foregoing.

       9.4  INDEMNIFICATION PROCEDURE FOR THIRD PARTY CLAIMS.

            (a) NOTICE OF CLAIM AND DEFENSE. The party seeking indemnification under this Article 9 shall give the party from whom indemnification is sought prompt written notice of the assertion of any third party claim of which said party has knowledge which is covered by the indemnity agreements set forth in Section 9.2 or Section 9.3 and the party obligated to indemnify will undertake the defense thereof by representatives chosen by the party seeking indemnification but acceptable to the party obligated to indemnify. If the party obligated to indemnify, within a reasonable period of time after notice of any such claim fails to defend, the party seeking indemnification will have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the party obligated to indemnify, subject to the right of the party obligated to indemnify to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof. Anything in this
Section 9.4 to the contrary notwithstanding, if there is a reasonable probability that a claim may adversely affect the party seeking indemnification, other than as a result of money damages or other payments, the party seeking indemnification shall have the right, at the cost and expense of the party obligated to indemnify, to defend, compromise or settle such claim.

            (b) PAYMENT OF SUMS DUE. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, or a settlement shall have been consummated, or the parties shall have arrived at a mutually binding agreement, with respect to each separate third party claim indemnified by the party obligated to indemnify, the party seeking indemnification shall forward to the party obligated to indemnify notice of any sums due and owing by the party seeking indemnification with respect to such claim and the party obligated to indemnify shall pay such sums to the party seeking indemnification in cash, within 30 days after the date of such notice.

       9.5 GOOD FAITH EFFORTS TO SETTLE DISPUTES. Each of the parties agrees that, prior to commencing any litigation against the other concerning any matter with respect to which such party intends to claim a right of indemnification in such proceeding, such parties shall meet in a timely manner and attempt in good faith to negotiate a settlement of such dispute during which time such parties shall disclose to the others all relevant information relating to such dispute.

       9.6  FEES AND EXPENSES. Notwithstanding any other provision in this
Article 9, in the event of any dispute or controversy, the prevailing party in such dispute shall, in addition to any other remedies the prevailing party may obtain in such dispute, be entitled to recover from the other party all of its reasonable legal fees and out-of-pocket costs incurred by such party in enforcing or defending its rights hereunder.

                                ARTICLE 10

                     CERTAIN ADDITIONAL AGREEMENTS

       10.1 PROCEEDS OF PRODUCTION; EXPENSES. Purchaser and Sellers shall be entitled to the proceeds from the Assets as follows:

            (a) Purchaser shall be entitled to receive all proceeds, including without limitation proceeds of production, and shall be obligated to bear all expenses attributable to the Assets after the Effective Time.

            (b) Sellers shall be entitled to receive all proceeds, including without limitation proceeds of production, and shall be obligated to bear all expenses attributable to the Assets prior the Effective Time.

       10.2 PUBLIC STATEMENTS. No party to this Agreement shall issue any public statement or announcement concerning the transactions contemplated by this Agreement without the prior consent of the other parties, except as otherwise may be required by law.

       10.3 ENTIRE AGREEMENT. This Agreement, including all Schedules and Exhibits hereto, and the other Closing Documents constitute the entire agreement of the parties with respect to the subject matter hereof, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by each of the parties hereto or as otherwise provided in this Agreement.

       10.4 CONSTRUCTION. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
The word "including" shall mean including without limitation. The parties intend that the each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter, regardless of the relative levels of specificity, which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

      10.5 WAIVERS AND CONSENTS. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

       10.6 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when (a) personally delivered, or (b) three business

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

days after mailing, postage prepaid, by certified mail, or (c) when delivered (and receipted for) by an overnight delivery service, addressed in each case as follows:

         (i)  If to the Sellers, to:

              Karlton Terry, President
              Karlton Terry Oil Company
              700 East 9th Avenue, Suite 106
              Denver, Colorado 80203
              FAX NO. (303) 832-2404

              with a copy to:

              William R. Roberts, Esq.
              Holme Roberts & Owen LLC
              1401 Pearl Street, Suite 400
              Boulder, Colorado 80202
              FAX NO. (303) 444-1063

         (ii) If to the Purchaser, to:

              Robert E. Thrailkill, President
              Metro Capital Corporation
              716 College View Drive
              Riverton, Wyoming 82501
              FAX NO. (307) 856-1851

              with a copy to:

              A. Thomas Tenenbaum, Esq.
              Brenman Key & Bromberg, P.C.
              1775 Sherman Street, Suite 1001
              Denver, Colorado 80203
              FAX NO. (303) 839-1633

Any party to this Agreement may change the address for the giving of notices and communications to it or him, and/or copies thereof, by written notice to the other parties in conformity with the foregoing.

       10.7 FURTHER ASSURANCES. From and after the date of this Agreement, each of the parties hereto will cooperate with each other and will use its or his best efforts to obtain all necessary waivers and consents from third parties. The Sellers, at any time and from time to time on and after the Closing, upon request by the Purchaser and without further consideration, shall take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such transfers, conveyances and assurances as may be required or desirable for the

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

better conveying, transferring, assigning, delivering, assuring and confirming the Assets to the Purchaser.

       10.8 RIGHTS OF THIRD PARTIES. All conditions of the obligations of the parties hereto, and all undertakings herein, except as otherwise provided by a written consent, are solely and exclusively for the benefit of the parties hereto and their successors and assigns, and no other person or entity shall have standing to require satisfaction of such conditions or to enforce such undertakings in accordance with their terms or be entitled to assume that any party hereto will refuse to consummate the exchange contemplated hereby in the absence of strict compliance with any or all thereof, and no other person or entity shall, under any circumstances, be deemed a beneficiary of such conditions or undertakings, any or all of which may be freely waived in whole or in part, by mutual consent of the parties hereto at any time, if in their sole discretion they deem it desirable to do so.

       10.9 HEADINGS. The Table of Contents and Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       10.10 GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the internal laws of the State of Wyoming.

       10.11 ARBITRATION.

       (a) GENERAL. All disputes and claims arising in connection with this Agreement shall be settled in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as modified below, by a panel of three arbitrators, one of whom will be selected by the Sellers, one by the Purchaser and one mutually agreed to by the arbitrators selected by the Sellers and the Purchaser. Initiation of an arbitration will not stay the operation of this Agreement and the parties will continue to abide by their respective obligations set forth herein. The parties will settle all accounts based upon the results of said arbitration within 30 days of the conclusion of the arbitration.

      (b) LOCATION OF ARBITRATION. Any such arbitration shall take place in Cheyenne, Wyoming.

      (b) SERVICE OF PROCESS. Service of process in any such arbitration proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail) or delivery by overnight courier, postage and/or fees prepaid.

      (c) MODIFICATIONS TO THE ARBITRATION RULES. The provisions of the Commercial Arbitration Rules of the American Arbitration Association which shall apply to arbitrations hereunder are hereby modified as follows:

             (1) Any demand for arbitration must be in writing and in no event may be made after the date that institution of legal proceedings based upon the claim made in the demand would be barred by the applicable statute of limitations.

             (2) The arbitrators' decision must be made within 45 days from the date the arbitration proceedings are initiated and shall be binding on the parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

             (3) The prevailing party shall be awarded reasonable attorneys' fees and expenses, and other costs and expenses incurred in connection with the arbitration, unless the arbitrators for good cause determine otherwise.

             (4) Costs and fees of the arbitrators shall be borne by the nonprevailing party, unless the arbitrators for good cause determine otherwise.

       10.12 PARTIES IN INTEREST. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law or with the consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

       10.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

       10.14 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

       10.15 BULK SALES. The Purchaser hereby waives compliance by the Sellers with the provisions of the Bulk Sales law of any state, if applicable to the transfer of the Assets, and the Sellers agree to indemnify and hold the Purchaser harmless from any liability, other than liabilities expressly assumed by the Purchaser hereunder, incurred as a result of the failure to so comply.

       10.16 EXPENSES. Except as provided in Section 5.4 with respect to certain of the expenses related to the Proxy Materials, each party shall pay its own costs and expenses, including the fees and disbursements of its respective counsel, in connection with the negotiation, preparation and execution of the Agreement and the consummation of the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

       10.17 BOOKS AND RECORDS. The files, books and records comprising a portion of the Assets may be maintained after the Closing Date at the current offices of KTOC, which may become the principal offices of Purchaser.

       10.18 JOINDER BY SUBSIDIARY. The Subsidiary joins in this Agreement for the purpose of guaranty, and does hereby jointly and severally guaranty, all of the obligations of Purchaser hereunder, including without limitation any and all indemnities and covenants of Purchaser in favor of Sellers. In the event Sellers have any right to pursue indemnity from Purchaser, Sellers may elect to pursue any such remedy against the Subsidiary without making any claim against or pursuing any other remedy against Purchaser.

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

       10.19 ISSUANCES OF SECURITIES. Schedule 10.19 describes securities of Purchaser recently issued and to be issued pursuant to obligations of Purchaser, and certain rights and obligations related to such securities. At Closing Sellers will cause Purchaser to ratify such issuances and obligations. Pursuant to Rule 144(k) promulgated under the Securities Act of 1993, as amended, Purchaser shall remove all restrictive legends from certificates evidencing shares of Common Stock owned for more than three years by Messrs. Robert E. Thrailkill, John A. Alsko, Gene E. York, John Benesch and Robert J. Thrailkill (collectively the "Requesting Parties")
90 days after receipt of their resignations from their positions as officers and directors of Purchaser, which resignations shall be delivered at Closing, together with an opinion of counsel stating that (i) none of the Requesting Parties is an "affiliate" of the Purchaser, as defined in Rule 144 and
(ii) the three-year holding period for each Requesting Party has been satisfied. Also at Closing, Purchaser shall deliver to the Requesting Parties instructions from Purchaser's new board of directors to Purchaser's transfer agent directing the transfer agent to so remove such legends.

       10.20 OBLIGATIONS OF SELLERS. Notwithstanding any other term or provision hereof to the contrary the maximum liability of the Sellers to Purchaser, the Subsidiary or any other party claiming by, through or under either of them under this Agreement, or any other document or certificate executed in connection herewith, shall be the value of their Restricted Stock, as defined below. Until the date two years after the date hereof, or such longer period as may be required as provided below (collectively the "Restriction Period"), Sellers shall maintain their ownership of at least 39% of the issued and outstanding shares (the "Restricted Shares") of the Class B Common Stock received by Sellers, which shares shall bear a legend evidencing the obligations and restrictions contained in this Section 10.20. Sellers shall be allowed to transfer such Restricted Shares free and clear of such restriction and the terms hereof during the Restriction Period only if they substitute stock or other assets subject to such legend or other similar restriction as may be reasonably requested by the management of the Subsidiary and having a value not less than the lesser of the value of the Restricted Securities or $4,000,000. For purposes of determining the value of the Restricted Securities, each share of Restricted Securities shall be deemed to have a value of 75% of the market value of a share of the Purchaser's common stock. For purposes of this Section 10.20, the market value of the share of Purchaser's common stock shall be determined by the average bid and asked price for the previous 20 days of trading of such stock prior to the date of valuation or, if there is no public market then available for such stock, then the fair market value shall be determined by the agreement of the parties. In the event that a claim is made against Sellers under this agreement during the period allowed under Section 9.1, then the Restriction Period shall be extended until such time as the claim is finally resolved or satisfied.

       10.21 ESCROW. Upon the election of either the Sellers or the Purchaser, the Closing contemplated hereby shall take place into escrow with Brenman Key & Bromberg, P.C. through its counsel, Tom Tenenbaum, Esq., acting as escrow agent, pursuant to an agreement to be entered into promptly after the date hereof containing the following described terms and such other terms as the parties may agree. Such escrow agreement shall provide that the transfer documents described in 8.1 above, the Class B Common Stock described in 8.2 above, the Operating and Management Agreements and all the other closing documents described in this Article 8 shall be placed into escrow.
In addition, the proceeds of the loan described in Section 1.4 and up to 500,000 shares of the Class B Common Stock described in Section 1.5 shall be placed into escrow to be delivered by the escrow agent to the optionees under the Asset Options. At such time as the escrow agent is satisfied that the Asset Options have been duly and validly exercised, then the escrow agent shall close the escrow by delivering the relevant documents, funds and stock certificates to the appropriate parties.

      10.22 CHANGE OF OPERATOR. Sellers shall use all reasonable efforts to enable Purchaser to take over as operator promptly after Closing each of those Assets operated by any Seller on the date hereof. In the event any such operation cannot be transferred, the Seller who remains as operator shall pay to Purchaser any economic benefit of being operator net of such Seller's actual costs of operating.

       10.23 EMPLOYMENT AGREEMENTS. The Shareholders shall each enter into Employment agreements with the Purchaser to be effective immediately after the Closing and having terms of three years, providing for salaries of $125,000 and $75,000, respectively for Karlton Terry and Jubal Terry, and containing such other terms and conditions as the parties may agree.

       IN WITNESS WHEREOF, the parties hereto have caused their names to be hereunto subscribed, all as of the day and year first above written.

                                      "PURCHASER"

                                      METRO CAPITAL CORPORATION



                                      By /s/ Robert E. Thrailkill
                                         _______________________________
                                         Robert E. Thrailkill, President

                                      "SELLER"

                                      KARLTON TERRY OIL COMPANY




                                      By /s/ Karlton Terry
                                         ______________________________
                                         Karlton Terry, President

                                      "SHAREHOLDERS" AND "SELLERS"



                                      /s/ Karlton Terry
                                      _________________________________
                                      Karlton Terry



                                      /s/ Karlton Terry
                                      _________________________________
                                      Jubal Terry by Karlton Terry
                                                          POA

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

                                      Bishop Cable Communications Corporation




                                      By: /s/ Robert E. Thrailkill
                                         ______________________________



       The undersigned join in this Agreement solely for the purposes set forth in Section 5.4.


                                     /s/ Robert E. Thrailkill
                                     _________________________________
                                     Robert E. Thrailkill


                                     /s/ John A. Alsko
                                     _________________________________
                                     John A. Alsko


                                     /s/ Robert J. Thrailkill
                                     _________________________________
                                     Robert J. Thrailkill

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